As filed with the Securities and Exchange Commission on November 1, 2024
Registration No. 333-256898
 Registration No. 333-235699

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-256898
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-235699

UNDER THE SECURITIES ACT OF 1933

ITERIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-2588496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Capital of Texas Hwy., Bldg. 1, Suite 330 Austin, TX 78746
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kerry A. Shiba
Senior Vice President and Chief Financial Officer, Treasurer and Secretary
Iteris, Inc.
1250 Capital of Texas Hwy., Bldg. 1, Suite 330
Austin, TX 78746
(512) 716-0808

(Name, address, including zip code, and telephone number, including area code. of agent for service)

With a copy to:

Steven B. Stokdyk, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
(424) 653-5500

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post‑effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Iteris, Inc., a Delaware corporation (the “Registrant”), deregister and withdraws, as applicable, all shares of the Registrant’s common stock, par value $0.10 per share, that remain unissued under the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-256898), as amended, filed with the SEC on June 8, 2021.
•	Registration Statement on Form S-3 (No. 333-235699), as amended, filed with the SEC on December 24, 2019.

Pursuant to an Agreement and Plan of Merger, dated as of August 8, 2024 (the “Merger Agreement”), by and among the Registrant, Almaviva S.p.A, an Italian Societá per azioni (“Parent”), and Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), on the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent (the “Merger”). The Merger became effective on November 1, 2024.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendments to the Registration Statements on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on November 1, 2024.

ITERIS, INC.

By:	/s/ Kerry Shiba

	Name:	Kerry Shiba
	Title:	Senior Vice President and Chief Financial Officer, Treasurer, and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.